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                            CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                                       OF
                             CHEFS ACQUISITION CORP.

         David Jenkins and Richard Bullock certify that:

         They are the President and Secretary, respectively, of Chefs Acquisition Corp., a Delaware corporation (the "Company").

         1. Article First of the Certificate of Incorporation is amended by substituting the following in lieu thereof:

                  "First: the name of the corporation is "Aurora Gold Corporation".

         2. Article Fourth of the Certificate of Incorporation is amended by changing the reference to 20,000,000 shares therein, to 50,000,000.

         3. Article Fourth of the Certificate of Incorporation of the Company is amended to add the following at the end thereof:

                  "Effective on the date of the filing with the Secretary of Delaware of a Certificate of Amendment to the Certificate of Incorporation of the Company with respect hereto ("Effective Date"), every three shares of the Company's Common Stock outstanding immediately prior to such time shall be reclassified into one share of Common Stock. Stockholders who, as a result of the reverse stock split, own a fraction of a whole share of Common Stock, shall be entitled to receive from the Company one full share therefor upon the surrender of certificates representing Common Shares owned prior to the Effective Date."

         4. The foregoing Certificate of Amendment of the Certificate of Incorporation has been duly approved by the Board of Directors.

         5. The foregoing Certificate of Amendment of the Certificate of Incorporation has been duly approved by written consent of the majority of stockholders of the Company and written notice of such consent was given to non-consenting stockholders in accordance with Section 228(c) of the General Corporation Law of the State of Delaware, all in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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         6. The capital of the Company will not be reduced under, or by reason of, the foregoing Amendments to the Certificate of Incorporation of the Company.

         We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in the foregoing Certificate are true and correct to our knowledge.

         IN WITNESS WHEREOF, this Certificate of Amendment is executed by David Jenkins, President and Richard Bulloch, Secretary, this 19th day of July, 1996.

                                       Chefs Acquisition corp.



                                       By:
                                          --------------------------------------
                                                David Jenkins
                                                Title:  President

                                       By:
                                          --------------------------------------
                                                Richard Bulloch
                                                Title:  Secretary

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